Exhibit 2.1

Execution Version

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

by and among

BLUE EAGLE ENERGY, LLC,

as the Company,

ABRAXAS OPERATING, LLC,

ABRAXAS PETROLEUM CORPORATION

and

BLUE STONE OIL & GAS, LLC,

as the Purchasers

August 18, 2010

I

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment, Bills of Sale and Conveyance
Exhibit B-1	Initial Contributed Assets
Exhibit B-2	Potential Leases and Other Assets
Exhibit B-3	Joint Operating, Area of Mutual Interest, Farmin
Agreements and Other Contracts and Agreements
Exhibit B-4	Excluded Assets
Exhibit C	Master Services Agreement
Exhibit D	Operating Agreement

II

Schedule 2.1(a)	Subject Area
Schedule 4.3	Conflicts and Consents
Schedule 4.6	Leases and Contracts
Schedule 7.1	Permitted Encumbrances

III

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

This SUBSCRIPTION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2010 by and among BLUE EAGLE ENERGY, LLC, a Delaware limited liability company (the “Company”), ABRAXAS PETROLEUM CORPORATION, a Nevada Corporation (“Abraxas Petroleum”), ABRAXAS OPERATING, LLC, a Texas limited liability company (“Abraxas Operating” and, together with Abraxas Petroleum, “Abraxas”) and BLUE STONE OIL & GAS, LLC, a Delaware limited liability company (“Blue Stone”).  Abraxas Petroleum and Blue Stone are sometimes referred to individually as a “Purchaser” and collectively as the “Purchasers.”

W I T N E S S E T H:

WHEREAS, the Company has been formed as a Delaware limited liability company through the filing of its certificate of formation in the office of the Secretary of State of the State of Delaware;

WHEREAS, the Purchasers desire to be admitted as Members of the Company and, in connection therewith, (i) Abraxas is willing to contribute the Contributed Assets to the Company and (ii) Blue Stone is willing to contribute and commit to contribute up to certain amounts in cash to the Company;

WHEREAS, the Company is willing (i) to acquire and accept the Contributed Assets from Abraxas and assume certain obligations of Abraxas relating thereto and (ii) to accept the contribution of certain amounts in cash from Blue Stone;

WHEREAS, in consideration of the contributions to be made by Abraxas and Blue Stone as described above, the Company is willing to issue to the Purchasers certain limited liability company interests in the Company and cause the Purchasers to be admitted as Members of the Company, upon the terms and subject to the conditions set forth herein and in the Limited Liability Company Agreement of Blue Eagle Energy, LLC, entered into as of the date hereof by and between the Purchasers (the “Company Agreement”); and

WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to such terms in Article VII or the Company Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SECURITIES

SECTION 1.1.                        Purchase and Sale.  In accordance with and subject to the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall severally purchase from the Company, the Securities.

SECTION 1.2.                        Closing.

(a)           The closing (the “Closing”) of the purchase and sale of the Securities and the other transactions contemplated by this Agreement shall be held at 9:00 a.m., Dallas, Texas time, on the date hereof (or such later time and date as the parties shall mutually agree ) (the “Closing Date”), at such location or locations as the parties shall mutually agree.

(b)           At the Closing, (i) the Company shall issue and sell to each Purchaser, in consideration of the purchase price described in Section 1.3, the Securities set forth opposite the name of such Purchaser in Exhibit A to the Company Agreement; (ii) the Purchasers shall execute and deliver the Company Agreement; (iii) the Company and Blue Stone shall execute and deliver the Master Services Agreement; and (iv) the Company and Abraxas Petroleum shall execute and deliver the Operating Agreement.

SECTION 1.3.     Purchase Price; Closing Payments. The purchase price for the Securities to be paid by the Purchasers at the Closing shall be as follows:

(a)           At the Closing, Abraxas shall contribute the Initial Contributed Assets to the Company in accordance with Article II (which Initial Contributed Assets, when combined with the Additional Contributed Assets, have an agreed upon value of $25,000,000); and

(b)           At the Closing, Blue Stone shall (i) pay to the Company $25,000,001 in cash by wire transfer of immediately available funds (to such account as shall have been designated by the Company at least 24 hours prior to the Closing Date) and (ii) commit to pay to the Company under the terms of the Company Agreement an amount in cash of up to $75,000,000 (less the amount specified in clause (i) above), which payments shall be treated as Capital Contributions to the Company pursuant to the Company Agreement.

(c)           At or promptly after the Closing (as applicable in accordance with Section 8.2), the Company shall pay or reimburse the Purchasers for (i) the Transaction Expenses in accordance with Section 8.2(a) and (ii) certain out-of-pocket costs and expenses incurred by Abraxas for title opinions (and landman services related to such opinions) with respect to the Initial Contributed Assets in Atascosa County in accordance with Section 8.2(b).  In addition, after the Closing, the Company shall pay when due (x) certain out-of-pocket costs and expenses incurred by Abraxas for title opinions (and landman services related to such opinions) with respect to the Additional Contributed Assets in accordance with Section 8.2(b), (y) certain out-of-pocket costs and expenses incurred by Abraxas to acquire the Other Assets, if any, in accordance with Section 8.2(b) and (z) certain fees owing to Rivington in accordance with Section 8.2(c).

SECTION 1.4.    Closing Deliveries.

(a)           At the Closing, Abraxas shall deliver to the Company each of the following documents:

(i)           duly executed counterparts of the Assignments from each of Abraxas Petroleum and Abraxas Operating for each county in which it owns Initial Contributed Assets, and such other assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such other documents, certificates, filings or other agreements necessary to transfer all of Abraxas’ title to the Initial Contributed Assets to the Company;

(ii)           such other documents as may be called for under this Agreement or as the Company shall reasonably request in connection with the consummation of the transactions contemplated by Article II, including copies of any Consents obtained by Abraxas in connection with the performance of its obligations under Article II; and

(iii)           a counterpart of the Operating Agreement duly executed by Abraxas Petroleum.

(b)           At the Closing, the Company shall deliver to Abraxas each of the following documents:

(i)           duly executed counterparts of the Assignments referred to in subparagraph (a)(i) above, which evidence the assumption of the Assumed Liabilities;

(ii)           such other documents, certificates, filings or other agreements as may be called for under this Agreement or as Abraxas shall reasonably request in connection with the consummation of the transactions contemplated by Article II;

(iii)           a counterpart of the Operating Agreement duly executed by the Company; and

(iv)           the Closing Budget.

(c)           At the Closing, each of the Company and Blue Stone shall deliver to the other party a duly executed counterpart of the Master Services Agreement.

(d)           At the Closing, each Purchaser shall deliver to the other Purchaser a duly executed counterpart of the Company Agreement.

SECTION 1.5.      Use of Proceeds.

The Company shall use the cash proceeds received by it from the issuance and sale of the Securities as set forth in this Article I for general corporate purposes and in accordance with the Closing Budget and any other applicable Budgets, including the payment of Transaction Expenses and other fees and costs to be paid pursuant to Section 8.2 and for purposes of funding its operations relating to the evaluation, acquisition, exploration, drilling, development and production of or for oil, gas and other hydrocarbons, all in accordance with and subject to the applicable provisions hereof and of the Company Agreement.  Except as expressly permitted under the terms of the Company Agreement, the Operating Agreement or the Master Services Agreement, in no event shall any of the cash proceeds received from the issuance and sale of the Securities be used to make any distributions or other payments to the Members or any other holders of the Equity Securities of the Company or their Affiliates.

ARTICLE II

CONTRIBUTION

SECTION 2.1.       Contribution of Properties. At the Closing, Abraxas shall contribute, transfer and deliver to the Company, and the Company shall acquire and accept from Abraxas, the Initial Contributed Assets as described below.  From and after the Closing Date, but no later than December 31, 2010, Abraxas shall contribute, transfer and deliver to the Company, and the Company shall acquire and accept from Abraxas, the Additional Contributed Assets and, if any, the Other Assets as described below.  The Initial Contributed Assets specified in Exhibit B-1 and the Additional Contributed Assets to be specified in Exhibit B-1 after the Closing as provided in paragraph (c) below are together referred to as the “Initial Assets,” and the Initial Assets and the Other Assets (as determined after the Closing) are collectively referred to herein as the “Contributed Assets.”

(a)           The “Initial Contributed Assets” shall include all of the following properties, assets, rights, interests and entitlements owned or held by Abraxas as of the Closing Date related to or used or available for use in connection with the operations conducted or proposed to be conducted by Abraxas in the geographic area (the “Subject Area”) specified in Schedule 2.1(a) attached hereto:

(i)           all Oil and Gas Interests owned or held by Abraxas as of the Closing Date in the Subject Area (together with all Records and Related Property and Records associated therewith), including:

(A)           the Leases identified in Exhibit B-1 (which exhibit sets forth, for each Lease, the identifying number of such Lease, the date such Lease was entered into, the scheduled expiration date of such Lease, the recording information for such Lease, the number of Net Acres covered by such Lease, the specific depths being conveyed, the minimum Net Revenue Interest and the maximum Working Interest of Abraxas and the agreed value of such Lease for purposes of this Agreement and the Company Agreement);

(B)           the rights and interests under the joint operating agreements, area of mutual interest agreements, farmin agreements, and other Contracts identified in Exhibit B-3; and

(C)           any subsurface easements through any formation included in the Excluded Assets that are necessary to explore, develop, store and produce reserves from the formations included in the Contributed Assets.

(b)           The Additional Contributed Assets and, if any, the Other Assets shall consist of Leases acquired by Abraxas from the list of potential Leases identified in Exhibit B-2 (which exhibit sets forth, for each potential Lease, the name of the mineral owner, the survey and county in which the real property comprising such Lease is located, the approximate number of net acres to be covered by such Lease, the approximate minimum Net Revenue Interest and the approximate maximum Working Interest to be acquired, the agreed value of such Lease to be acquired for purposes of this Agreement and the Company Agreement, in the event such Lease is determined to be Additional Contributed Assets, and the costs incurred by Abraxas  to acquire such Leases, in the event such Leases are determined to be Other Assets), together with all other Oil and Gas Interests, Records and Related Property and Records associated therewith.

(c)           The Company and Abraxas agree that the Leases acquired by Abraxas after the Closing Date from the list of potential Leases identified in Exhibit B-2 that have the earliest Lease date, which, when added to the Initial Contributed Leases, total 8,333 Net Acres, shall be considered “Additional Contributed Assets,” and any other Leases (or partial Leases) in excess of 8,333 Net Acres, will be considered “Other Assets.”  After the Additional Contributed Assets and the Other Assets are contributed, transferred and delivered to the Company, but no later than December 31, 2010, Exhibit B-1 shall be revised to include all of the Initial Assets (8,333 Net Acres) and Exhibit B-2 shall be revised to include only the Other Assets, if any, and both Exhibits shall be supplemented to include, for each Lease contributed after the Closing Date, the identifying number of such Lease, the date such Lease was entered into, the scheduled expiration date of such Lease, the recording information for such Lease, the number of Net Acres covered by such Lease, the specific depths conveyed to the Company, and the minimum Net Revenue Interest and the maximum Working Interest of Abraxas.  The Company and Abraxas agree that Exhibit B-2 lists all of the potential Leases which may be acquired by Abraxas after the Closing; provided, however, that Abraxas shall not be required to acquire and contribute any particular potential Lease specified on such Exhibit (but shall be subject to the remedy set forth in Section 2.7(a) if it fails to acquire and contribute to the Company, no later than December 31, 2010, Additional Contributed Assets which, when added to the Initial Contributed Leases, total 8,333 Net Acres).

(d)           The Company and Abraxas agree that (i) the Oil and Gas Interests to be acquired from the list of potential Leases identified in Exhibit B-2, to the extent such Leases are considered Additional Contributed Assets, shall be contributed by Abraxas to the Company at the agreed value as set forth in such exhibit, and Abraxas shall be entitled to receive from the Company at the time of such contribution reimbursement, by wire transfer of immediately available funds, in an amount equal to the actual out-of-pocket costs incurred by Abraxas to obtain title opinions (and landman services related to such opinions) on such Additional Contributed Assets (as evidenced by reasonable supporting documentation provided to and reviewed and approved by the Blue Stone Designees), and (ii) the Oil and Gas Interests contributed by Abraxas to the Company listed in Exhibit B-2, to the extent such Oil and Gas Interests are considered Other Assets, shall be contributed at an agreed value equal to zero, but Abraxas shall be entitled to receive from the Company at the time of such contribution reimbursement, by wire transfer of immediately available funds, in an amount equal to the actual out-of-pocket costs incurred by Abraxas to acquire such Oil and Gas Interests (as evidenced by reasonable supporting documentation provided to and reviewed and approved by the Blue Stone Designees).

(e)           At the time any Additional Contributed Assets and/or Other Assets are contributed by Abraxas to the Company (the “Date of Contribution”), Abraxas shall deliver to the Company, and the Company shall deliver to Abraxas, duly executed Assignments for each county in which Abraxas owns Additional Contributed Assets and/or Other Assets, and such other assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such other documents, certificates, filings or other agreements necessary to transfer all of Abraxas’ title to the Additional Contributed Assets and, if any, the Other Assets to the Company at the time of such contribution and for the Company to assume the Assumed Liabilities with respect to the Additional Contributed Assets and, if any, the Other Assets.  As a condition of the Company’s acceptance of such contribution, Abraxas will have Defensible Title to any Additional Contributed Assets or Other Assets.

(f)           The Contributed Assets shall not include:

(i)           those specifically enumerated wells and formations described in Exhibit B-4 (the “Excluded Well Bores”), including the reserves currently being produced therefrom, reserves that may be produced therefrom in the future and the proceeds of production from the Excluded Well Bores;

(ii)           any and all subsurface easements through any formation included in the Contributed Assets and necessary to explore, develop, store and produce reserves from the Excluded Well Bores;

(iii)           all Oil and Gas Interests, Records and Related Property and Records associated with the Excluded Well Bores and such other assets as set forth in Exhibit B-4 (together with the Excluded Well Bores, the “Excluded Property”);

(iv)           with respect to the Excluded Property for all periods, or to the Contributed Assets for any period prior to the Closing Date or Date of Contribution, as applicable:

(A)           all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code as adopted in the affected jurisdiction);

(B)           any claims or causes of action of Abraxas arising (1) from acts, omissions or events, or damage to or destruction of property, or (2) under or with respect to any Contracts (including claims for adjustments or refunds);

(C)           all rights and interests of Abraxas (1) under any policy or agreement of insurance or indemnity, (2) under any bond or (3) to any insurance or condemnation proceeds or awards arising in each case from acts, omissions or events, or damage to or destruction of property (except that, in the case of any such policy, agreement, bond, proceeds or awards are intended to compensate Abraxas for or hold it harmless from any Assumed Liabilities or any loss or damage in respect of any Contributed Assets, Abraxas shall apply any amounts received by it after the date in respect thereof to or for the benefit of the Company);

(D)           all rights and interests of Abraxas to receive  amounts due or payable to Abraxas as adjustments to insurance premiums;

(E)           all Hydrocarbons produced therefrom, together with all proceeds from the sale of such Hydrocarbons, and all tax credits attributable thereto;

(F)           all claims of Abraxas for refunds or loss carry forwards with respect to ad valorem, severance, production or any other taxes;

(G)           all proceeds, income or revenue (and any security or other deposits made); and

(H)           all audit rights arising under any Contract;

(v)           the documents and information of Abraxas that are related to the Contributed Assets and protected by an attorney-client or other  privilege to the extent that any such privilege would be waived by transferring such documents and information to the Company; provided, however, that, in the case of any factual information that may be required by the Company in connection with the ownership or management of the Contributed Assets or the assumption, payment and discharge of the Assumed Liabilities, Abraxas shall make alternative arrangements to ensure that the Company is provided with all such information as the Company may request from time to time; and

(vi)           all corporate, income tax and financial records of Abraxas not included in the Records.

All of the Assets described in this Section 2.1(f) are collectively referred as the “Excluded Assets”; provided, however, that all rights and interests in Clause (iv) above that relate to the Contributed Assets shall be included in the Contributed Assets on and after the Title Claim Date for all purposes.

SECTION 2.2.     Assumption of Liabilities.  At the Closing or Date of Contribution, as applicable, the Company shall assume and agree to pay, satisfy or otherwise discharge, all rights, duties, obligations and liabilities caused by, arising out of or resulting from the ownership, use or operation of the Contributed Assets, to the extent such rights, duties, obligations and liabilities are caused, arise or result on or after the Closing Date or Date of Contribution, as applicable, including (i) all of Abraxas’ express and implied obligations under Contracts and Leases included in the Contributed Assets, including contractual obligations to make delay rental payments, to pay costs and expenses or to drill future wells under a joint operating agreement, area of mutual interest agreement or farmin agreement; (ii) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other Encumbrances to which the Contributed Assets are subject; (iii) responsibility for compliance with all applicable Laws pertaining to the Contributed Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Contributed Assets; (iv) any Taxes (including applicable penalties and interest) for which the Company has agreed to be responsible hereunder; (v) the condition of the Contributed Assets (including all obligations to properly plug and abandon, or replug and re-abandon, wells to restore the surface of any real property, and to comply with, or to bring the Contributed Assets into compliance with, Environmental Laws, rules, regulations and orders, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required on or otherwise in connection with activities on the Contributed Assets); and (vi) from and after the Title Claim Date, the Additional Assumed Liabilities.  The liabilities assumed by the Company pursuant to this Section 2.2 shall be referred to as the “Assumed Liabilities.”

SECTION 2.3.    Retained Liabilities.  Notwithstanding the foregoing, the Company shall not assume or have any liability or responsibility for or in respect of any of the following liabilities or obligations of Abraxas (the “Retained Liabilities”):

(a)           any liabilities or obligations relating to the Excluded Assets and any other liabilities and obligations of Abraxas that do not relate to the Contributed Assets;

(b)           any liabilities or obligations relating to the Contributed Assets other than the Assumed Liabilities, except to the extent that, from and after the Title Claim Date, such liabilities or obligations are Additional Assumed Liabilities; and

(c)           any liabilities or obligations relating to the Contributed Assets arising from (i) any violation by Abraxas of any Law or other legal requirement or authority of any Governmental Authority and (ii) any breach by Abraxas of, or default on its part under, the terms of any Lease, Contract or other documents to which Abraxas is a party or by which it is bound, in any case which arose prior to the Closing Date or Date of Contribution, as applicable, except to the extent that, from and after the Title Claim Date, such liabilities or obligations are Additional Assumed Liabilities.

SECTION 2.4.   Filing and Recording.  At the Company’s cost, within ten Business Days after the Closing Date or the Date of Contribution, as applicable, the Company shall file or record conveyancing documents with respect to any Leases or other interests in real property included in the Contributed Assets in the appropriate governmental records.

SECTION 2.5.     Further Assurances.

(a)           Abraxas agrees that from time to time after the Closing Date it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further deeds, assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Company may reasonably request in order to vest in the Company all right, title and interest in the Contributed Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (ii) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Company may reasonably request in order to put the Company in actual possession of the Contributed Assets or otherwise to accomplish the purposes of this Agreement.  Without limiting the generality of the foregoing, in the event that on or after the Closing Date Abraxas receives any amount in cash in respect of any Contributed Assets or any other properties or assets of the Company and related to a period of time on or after the Closing Date, such amount shall be held in trust for the benefit of the Company, shall be segregated from the other property or funds of Abraxas, and shall be forthwith delivered to the Company.

(b)           Each of the parties hereby agrees that, from time to time after the Closing Date, each of them shall execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further agreements, instruments, certificates and other documents as may be required in order to consummate and make effective the Transactions.

SECTION 2.6.     Title.  Abraxas represents but does not warrant to the Company and Blue Stone, that Abraxas (i) has Defensible Title to the Oil and Gas Interests and the Leases specified in Exhibit B-1, and (ii) will have Defensible Title to the Oil and Gas Interests and the Leases it acquires from the list of potential Leases and Oil and Gas Interests specified in Exhibit B-2.  In addition, Abraxas (A) has good title to all properties, assets, rights, interests and entitlements included in the Initial Contributed Assets (except for the Leases and the Oil and Gas Interests so specified in Exhibit B-1), and (B) will have good title to all properties, assets, rights, interests and entitlements included in the Additional Contributed Assets and Other Assets (except for the Leases and Oil and Gas Interests so specified in Exhibit

B-2), in each case free and clear of all Encumbrances, claims, obligations or defects, other than Permitted Encumbrances and Encumbrances, claims, obligations or defects which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the properties, assets, rights, interests or entitlements subject thereto or affected thereby (as currently used or owned by Abraxas).

SECTION 2.7.      Adjustment or Refund as to Title Issues.

(a)           If, (i) as of the Closing Date, Abraxas does not have, or does not transfer and deliver to the Company at the Closing, Defensible Title with respect to the Initial Contributed Assets identified in Exhibit B-1 or, as of the Date of Contribution (which shall be no later than December 31, 2010), Abraxas does not have, or does not transfer and deliver to the Company, Defensible Title with respect to the Additional Contributed Assets to be acquired from the list of potential Leases identified in Exhibit B-2 (whether as a result of the fact that Abraxas is not able to acquire or contribute to the Company Leases on such list representing a sufficient number of Net Acres so that, when added to the Initial Contributed Assets, a total of 8,333 Net Acres has been contributed by December 31, 2010 or due to any other Title Failure with respect to such Leases) and (ii) the Company delivers a notice to Abraxas to such effect by the Title Claim Date (except that no such notice shall be required if Abraxas is not able to acquire or contribute to the Company Leases on such list representing a sufficient number of Net Acres so that, when added to the Initial Contributed Assets, a total of 8,333 Net Acres has been contributed by December 31, 2010), then Abraxas shall, at its option, (A) relinquish and return to the Company (by executing an appropriate instrument of assignment reasonably acceptable to the Company) Interests in the Company with an agreed value equal to the Diminished Value of any such Initial Assets, (B) pay in cash to the Company the Diminished Value of any such Initial Assets or (C) if such Title Failure can be cured or removed by Abraxas within a reasonable period of time, cure or remove such Title Failure at Abraxas’ sole cost and expense.

(b)           If, (i) as of the Date of Contribution, Abraxas does not have, or does not transfer and deliver to the Company, Defensible Title with respect to the Other Assets, if any, acquired from the list of potential Leases identified in Exhibit B-2 and (ii) the Company delivers a notice to Abraxas to such effect by the Title Claim Date, then Abraxas shall (A) pay in cash to the Company the Diminished Value of any such Other Assets or (B) if such Title Failure can be cured or removed by Abraxas within a reasonable period of time, cure or remove such Title Failure at Abraxas’ sole cost and expense.

(c)           At any time prior to the Title Claim Date, if Abraxas becomes aware of any Title Failure with respect to any of the Contributed Assets identified in Exhibit B-1 or Exhibit B-2 (as applicable) or any allegation by a third party that, if true, would result in any such Title Failure, Abraxas shall promptly notify the Company in writing of such Title Failure or allegation with respect thereto.

(d)           The provisions of this Section 2.7 shall be the sole and exclusive remedy available to the Company under this Agreement in respect of a failure of Abraxas to have (or the Company to acquire) Defensible Title to any of the Contributed Assets as identified in Exhibit B-1 or Exhibit B-2 (as applicable), and the terms of this Section 2.7 shall survive until the Title Claim Date (provided, however, that if Abraxas becomes obligated prior to the Title Claim Date to make the Company whole in respect of any Title Failure in accordance with this Section 2.7, but has not yet satisfied its obligations as of such date, the obligations of Abraxas arising hereunder with respect to such Title Failure shall continue in effect until they are  fully performed and discharged).

SECTION 2.8.      Proration of Taxes.  Any Taxes relating to the Contributed Assets assessed for the 2010 tax year, other than any Taxes calculated with reference to the amount of Hydrocarbons produced during 2010 including ad valorem, production, severance and similar Taxes, shall be prorated based on the number of days in the applicable period falling before, and at or after, the Closing Date. The Company shall be responsible for the portion allocated to the period at and after the Closing Date and Abraxas shall be responsible for the portion allocated to the period before the Closing Date. All Taxes calculated with reference to, based upon or related in any manner to the amount of Hydrocarbons produced during 2010 from the Contributed Assets including ad valorem, production, severance and similar Taxes shall be paid by the Company.

SECTION 2.9.      Information About the Contributed Assets.  THE COMPANY AND BLUE STONE ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ABRAXAS HAS NOT MADE, AND THE COMPANY AND BLUE STONE HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE COMPANY AND BLUE STONE HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (i) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, SECONDARY OR TERTIARY RECOVERY OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE CONTRIBUTED ASSETS, (ii) THE ACCURACY, COMPLETENESS OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL OR GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE CONTRIBUTED ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE COMPANY AND BLUE STONE BY OR ON BEHALF OF ABRAXAS, (iii) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ASSETS AND (iv) THE COMPLIANCE OF ABRAXAS’ PAST OR FUTURE PRACTICES WITH THE TERMS AND PROVISIONS OF ANY LEASE OR CONTRACT, OR ANY SURFACE AGREEMENT OR PERMIT OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS NOW OR HEREAFTER IN EFFECT, RELATING TO THE PROTECTION OF NATURAL RESOURCES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ABRAXAS EXPRESSLY DISCLAIMS AND NEGATES AND THE COMPANY AND BLUE STONE HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, AND GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE CONTRIBUTED ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NONINFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL

IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY OR NATURAL RESOURCES OF RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT OR MERCURY AND ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, IT BEING THE EXPRESS INTENTION OF ABRAXAS AND THE COMPANY AND BLUE STONE THAT THE CONTRIBUTED ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND BUILDINGS INCLUDED IN THE CONTRIBUTED ASSETS, SHALL BE CONVEYED TO THE COMPANY, AND THE COMPANY SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  THE COMPANY AND BLUE STONE REPRESENT AND WARRANT TO ABRAXAS THAT THE COMPANY AND/OR BLUE STONE HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE CONTRIBUTED ASSETS AS THE COMPANY AND BLUE STONE DEEM APPROPRIATE.  ABRAXAS AND THE COMPANY AND BLUE STONE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, HEALTH, SAFETY OR THE ENVIRONMENT) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.  THE COMPANY AND BLUE STONE ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”).  SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER CONTRIBUTED ASSETS.  THE CONTRIBUTED ASSETS MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE CONTRIBUTED ASSETS BY REASON THEREOF, THEREFORE, THE COMPANY AND BLUE STONE MAY NEED TO AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE CONTRIBUTED ASSETS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as of the date hereof and the Closing Date as follows:

SECTION 3.1.        Organization.   The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own and operate the assets and properties owned and held by it or proposed to be owned and held by it and to conduct its business and operations as presently being conducted and as proposed to be conducted pursuant to the Company Agreement.  The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of the State of Texas.

SECTION 3.2.        Authority; Binding Effect.   The Company has all requisite power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by the Company of this Agreement and the other Applicable Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action on the part of the Company, and no further action is necessary on the part of or with respect to the Company in order for the Company to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform its obligations hereunder and thereunder.  This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by the Company, and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.

SECTION 3.3.        Absence of Conflicts.  The execution and delivery by the Company of this Agreement and the other Applicable Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the Certificate of Formation of the Company or the Company Agreement, (b) conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other document to which the Company is a party or by which it or any of its properties or assets, are or may be bound, (c) require the Company to obtain any consent, approval, permit, notice, action, authorization or waiver (each a “Consent”) from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of the Company or (e) result in the creation of, or impose on the Company the obligation to create, any Lien upon the property or assets of the Company.

SECTION 3.4.        Capitalization; Securities.  On the Closing Date, after giving effect to the Transactions, the Securities will constitute the only outstanding Equity Securities of the Company and will be owned by the Purchasers as described in the Company Agreement.  None of the issued and outstanding Equity Securities of the Company has been or will be issued in violation of, or subject to, any preemptive rights or similar rights of subscription (except that the Members have certain rights to increase their Capital Commitments to the Company under the terms of the Company Agreement).  There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued Equity Securities or to purchase or redeem any Equity Securities or make any other payments in respect thereof, and there are no Equity Securities reserved for issuance for any purpose.  The Company has not agreed to register any Equity Securities under the Securities Act.

SECTION 3.5.        Issuance of Securities.  The Securities have been duly and validly authorized for issuance by the Company pursuant to this Agreement and the Company Agreement.  Upon the issuance of the Securities to the Purchasers pursuant to this Agreement, the Securities will be validly issued and, except as provided in the Company Agreement, fully paid and not subject to any capital call obligations.  All offers by the Company with respect to, and the issuance and sale by the Company of, the Securities have been and will be made in compliance with the requirements of the Securities Act and all other applicable federal and state securities Laws.  The offer, issuance and sale by the Company of the Securities is not required to be registered under the Securities Act.

SECTION 3.6.        Subsidiaries and Investments.  The Company does not have any Subsidiaries.  The Company does not own beneficially or of record or have any interest in any Equity Securities of any Person or any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the holder is entitled to purchase any such Equity Securities.  The Company has not made any Investment of any kind in any Person.

SECTION 3.7.        Litigation.   There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, have a material adverse effect on the business, operations, prospects, financial condition or results of operations of the Company or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.

SECTION 3.8.        Compliance with Laws.  The Company is not in violation of, and has not received any written notice from any Governmental Authority asserting any violation of, any applicable Law or order of any Governmental Authority.  The Company possesses, or on the Closing Date will possess, all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business.

SECTION 3.9.        No Operations.  Prior to the consummation of the Closing, the Company has not acquired any properties or assets, engaged in any business or operations or incurred any obligations or liabilities (other than its contractual obligations under this Agreement).

SECTION 3.10.      Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished to the Purchasers by or on behalf of the Company in connection with the Transactions contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 3.11.      Brokers, Finders, etc.  Except for the commission to be paid to Rivington pursuant to Section 8.2(b), all negotiations relating to the Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of the Company in such manner as to give rise to a valid Claim against any of the parties hereto for any broker’s or finder’s commission.

SECTION 3.12.      Investigation.  The Company acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Contributed Assets.  The Company represents, warrants and acknowledges to Abraxas that it has had full access to the Contributed Assets, the officers, and employees of Abraxas, and to the Records of Abraxas relating to the Contributed Assets.  In making the decision to enter into this Agreement and the Applicable Transaction Agreements and to consummate the Transactions, the Company has relied solely upon the representations, warranties, covenants and agreements of Abraxas and Blue Stone set forth in this Agreement and the Applicable

Transaction Agreements and the Company’s own independent due diligence and investigation of the Contributed Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Contributed Assets and the value thereof. In addition, the Company acknowledges and agrees that it will be or has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to title and to Environmental Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ABRAXAS

Abraxas represents and warrants to the Company and Blue Stone as follows:

SECTION 4.1.         Organization.  Abraxas Petroleum is a corporation duly incorporated and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate the assets and properties owned and held by it and conduct its business and operations as presently being conducted.  Abraxas Petroleum is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Texas.  Abraxas Operating is a wholly-owned subsidiary of Abraxas Petroleum and is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own and operate the assets and properties owned and held by it and conduct its business and operations as presently being conducted.

SECTION 4.2.         Authority; Binding Effect.  Abraxas Petroleum and Abraxas Operating have the requisite power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform their respective obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by Abraxas of this Agreement and the other Applicable Transaction Agreements, the performance by Abraxas of its obligations hereunder and thereunder and the consummation by Abraxas of the Transactions have been duly and validly authorized by all necessary action on the part of Abraxas, and no further action is necessary on the part of or with respect to Abraxas in order for Abraxas to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform its obligations hereunder and thereunder.  This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by Abraxas and constitute legal, valid and binding agreements of Abraxas, enforceable against Abraxas in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.

SECTION 4.3.         Absence of Conflicts.  The execution and delivery by Abraxas of this Agreement and the other Applicable Transaction Agreements, the performance by Abraxas of its obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Abraxas Petroleum or the Certificate of Formation or Limited Liability Company Agreement of Abraxas Operating, (b) except as set forth in Schedule 4.3, conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, be subject to or violate any preferential rights to purchase, rights of first offer, tag-along rights, drag-along rights, any similar rights under, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, material permit, license, contract or other agreement, instrument or document to which Abraxas is a party or by which it or any of its properties or assets, including the Contributed Assets, are or may be bound (including, any Lease or other Contract included in the Contributed Assets), (c) except as set forth in Schedule 4.3, require Abraxas to obtain any Consent from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of Abraxas or (e) result in the creation of, or impose on Abraxas the obligation to create, any Encumbrance (other than Permitted Encumbrances) upon its property or assets, including the Contributed Assets.

SECTION 4.4.         Proper Use and Maintenance of Tangible Personal Property.  Abraxas has at all relevant times operated the tangible personal property included in the Initial Contributed Assets in a good and workmanlike manner (as determined by reference to operating standards for companies engaged in similar lines of business in the geographic areas in which the Initial Contributed Assets are located) and subject to prudent and customary maintenance programs (of the type employed by companies engaged in similar lines of business in the geographic areas in which the Initial Contributed Assets are located).

SECTION 4.5.         Litigation.  There is no Proceeding pending or, to the knowledge of Abraxas, threatened against or affecting Abraxas or its property or assets, including the Initial Contributed Assets, at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, reasonably be expected to have a material adverse effect on the Initial Contributed Assets or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.

SECTION 4.6.         Leases and Contracts.  Schedule 4.6 (together with Exhibit B-1 and Exhibit B-2) lists all Leases included in the Initial Contributed Assets and all other material Contracts relating to the Initial Contributed Assets or any operations conducted or to be conducted by Abraxas in connection therewith including any Contracts that (i) give rise to any call upon or option to purchase production from or attributable to the Initial Contributed Assets, (ii) create, evidence or give rise to any right to acquire any of the Initial Contributed Assets or (iii) otherwise relate to the purchase, sale, treating, gathering, processing, storage, exchange and/or transportation of oil, gas or other hydrocarbons that would be binding on the Company by virtue of its ownership of the Initial Contributed Assets after the Closing.  Abraxas has paid its share of all costs payable by it under any such Leases and Contracts (including all royalties, rentals and delay rentals due and payable under the Leases), except those being contested in good faith. All such Leases and Contracts are valid and in full force and effect, and the rights, benefits and privileges of Abraxas thereunder are enforceable by Abraxas (and, after the Closing, will be enforceable by the Company) against the other parties thereto in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.  Neither Abraxas nor, to the knowledge of Abraxas, any other party to any such Leases or Contracts is in material default under any such Lease or Contract (or with the giving of notice or lapse of time or both, would be in material breach or default), and no other party to any such Lease or Contract has given Abraxas written notice of any actual or alleged default or action to alter, terminate or rescind or procure a judicial reformation of any such Lease or Contract.

SECTION 4.7.         Licenses and Permits.  Abraxas is in possession of and in material compliance with all material licenses, permits, consents, approvals and other authorizations that are required by any Governmental Authority in connection with its business and operations relating to the Initial Contributed Assets as currently conducted.  No Claim has been made by any Governmental Authority that any other license, permit or Consent is required in connection with such business and operations and Abraxas does not know of any basis for such a Claim.

SECTION 4.8.         Taxes.

(a)           Abraxas has filed or will file in a timely manner with the appropriate taxing authorities all tax returns required to be filed on or prior to the Closing Date with respect to the Initial Contributed Assets and each such tax return has been prepared in all material respects in compliance with all current applicable Laws and is true, accurate and complete in all material respects.

(b)           Abraxas has paid or will pay in a timely manner (i) all taxes that are shown to be due on any tax returns required to be filed on or prior to the Closing Date with respect to the Initial Contributed Assets, (ii) all taxes imposed on or connected with the ownership or operation of the Initial Contributed Assets pursuant to any assessment received from any taxing authority for any period preceding the Closing Date and (iii) all other taxes due on or before the Closing Date (whether or not shown on a tax return) the underpayment of which could result in an Encumbrance upon the Initial Contributed Assets or in a claim against the Company as the transferee or acquiror of, or successor to, the Initial Contributed Assets.

(c)           No claims for taxes, assessments of taxes, or tax deficiencies have been asserted or proposed in writing to Abraxas or, to the knowledge of Abraxas, have been asserted or proposed orally, against Abraxas for which the Initial Contributed Assets contributed by Abraxas could be liable, or for which the Company could be liable as a transferee or purchaser of, or successor to, the Initial Contributed Assets contributed by Abraxas, and Abraxas knows of no reasonable basis for such claims.

(d)           There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a tax against Abraxas and for which there is a reasonable possibility that the Initial Contributed Assets contributed by Abraxas could be subject, or the Company could be subject as a transferee or purchaser of, or successor to, the Initial Contributed Assets contributed by Abraxas.

SECTION 4.9.         Environmental Compliance.

(a)           To the knowledge of Abraxas, the Initial Contributed Assets are not, and upon the consummation of the Transactions will not be, subject to any existing, pending or threatened inquiry or Proceeding by any Governmental Authority under or in connection with any applicable Environmental Law.

(b)           To the knowledge of Abraxas, the Initial Contributed Assets are not in material violation of, or subject to any material remedial obligation under, any applicable Environmental Law.

(c)           To the knowledge of Abraxas, all material environmental notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the consummation of the Transactions and the conduct of Abraxas’ business operations relating to the Initial Contributed Assets have been obtained or filed as required pursuant to all applicable Environmental Laws.

(d)           To the knowledge of Abraxas, no Harmful Substances have been disposed of or released on, to or from any of the Initial Contributed Assets, except in material compliance with all applicable Environmental Laws.

(e)           To the knowledge of Abraxas, no Harmful Substances have been generated, managed, treated or transported to or from any of the Initial Contributed Assets, except in material compliance with all applicable Environmental Laws.

(f)           Abraxas is not a party, whether as a direct signatory or as successor, assignee or third party beneficiary, or otherwise bound, to any Lease or other Contract relating to the Initial Contributed Assets under which, except for Assumed Liabilities, the Company will be obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning a release of Harmful Substances or non-compliance with applicable Environmental Laws.

SECTION 4.10.       Solvency.  Abraxas is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and owns property which has both a fair value and a fair market value in excess of the amount required to pay its respective debts as they become due.  Abraxas has not been or will not be rendered insolvent by the consummation of the Transactions, and immediately following the consummation of such Transactions, Abraxas will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair market value in excess of the amount required to pay its respective debts as they become due.

SECTION 4.11.       Books and Records.  The Records of Abraxas relating to the Initial Contributed Assets fairly reflect in all material respects the transactions to which Abraxas is a party or by which it is bound in connection with such assets or to which the Company will be a party or will be bound after giving effect to the Transactions.  Such Records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of Abraxas accurately recorded in all material respects therein on the accrual basis of accounting prepared in accordance with GAAP.

SECTION 4.12.        Investment Intent; Status of Investor.  Abraxas is acquiring the Securities for its own account, for investment purposes, and not with a view to any distribution thereof in violation of the Securities Act or any applicable state securities Laws.  Abraxas qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

SECTION 4.13.        Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished to the Company by or on behalf of Abraxas in connection with the Transactions contains an untrue statement of material fact.

SECTION 4.14.        Brokers, Finders, etc.  All negotiations relating to the Applicable Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of Abraxas in such manner as to give rise to a valid Claim against the Company or Blue Stone for any broker’s or finder’s commission.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF BLUE STONE

Blue Stone represents and warrants to the Company and Abraxas as follows:

SECTION 5.1.           Organization.  Blue Stone is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate the assets and properties owned by it and conduct its business and operations as presently being conducted.

SECTION 5.2.           Authority; Binding Effect.  Blue Stone has the requisite power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by Blue Stone of this Agreement and the other Applicable Transaction Agreements, the performance by Blue Stone of its obligations hereunder and thereunder and the consummation by Blue Stone of the Transactions have been duly and validly authorized by all necessary action on the part of Blue Stone, and no further action is necessary on the part of or with respect to Blue Stone in order for Blue Stone to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform its obligations hereunder and thereunder.  This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by Blue Stone and constitute legal, valid and binding agreements of Blue Stone, enforceable against Blue Stone in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.

SECTION 5.3.           Absence of Conflicts.  The execution and delivery by Blue Stone of this Agreement and the other Applicable Transaction Agreements, the performance by Blue Stone of its obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the certificate of formation and limited liability company agreement of Blue Stone, (b) conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, material permit, license, contract or other agreement, instrument or document to which Blue Stone is a party or by which it or any of its properties or assets are or may be bound, (c) require Blue Stone to obtain any Consent from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, or (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of Blue Stone.

SECTION 5.4.           Litigation.  There is no Proceeding pending or, to the knowledge of Blue Stone, threatened against or affecting Blue Stone or its property or assets at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, prospects, financial condition or results of operations of the Company or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.

SECTION 5.5.           Investment Intent; Status of Investor.  Blue Stone is acquiring the Securities for its own account, for investment purposes, and not with a view to any distribution thereof in violation of the Securities Act or any applicable state securities Laws.  Blue Stone qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

SECTION 5.6.           Brokers, Finders, etc.  All negotiations relating to the Applicable Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of Blue Stone in such manner as to give rise to a valid Claim against the Company or Blue Stone for any broker’s or finder’s commission.

SECTION 5.7.           Investigation.  Blue Stone acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Contributed Assets.  Blue Stone represents, warrants and acknowledges to Abraxas that it has had full access to the Contributed Assets, the officers, and employees of Abraxas, and to the Records of Abraxas relating to the Contributed Assets.  In making the decision to enter into this Agreement and the Applicable Transaction Agreements and to consummate the Transactions,  Blue Stone has relied solely upon the representations, warranties, covenants and agreements of Abraxas and the Company set forth in this Agreement and the Applicable Transaction Agreements and Blue Stone’s own independent due diligence and investigation of the Contributed Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Contributed Assets and the value thereof.  In addition, Blue Stone acknowledges and agrees that it will be or has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to title and to Environmental Laws.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

SECTION 6.1.           Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties contained in any of the Transaction Agreements or in any agreement, instrument, certificate or other document delivered pursuant to such agreements shall not survive the Closing and the consummation of the Transactions.  The covenants and agreements set forth in any of the Transaction Agreements shall survive the Closing until fully performed in accordance with their terms.

SECTION 6.2.           Indemnification by the Company.  From and after the Closing, the Company shall indemnify and hold each Purchaser and its officers, partners, employees, agents and affiliates, harmless against any and all damages, losses, deficiencies, reductions in value, liabilities, obligations, commitments, costs or expenses, including legal and other expenses reasonably incurred in investigating and defending against the same (collectively, “Losses” and each a “Loss”) incurred by or imposed upon such Person resulting from (i) any breach of any agreement or covenant of the Company contained in this Agreement, (ii) the Company’s failure to satisfy or discharge the Assumed Liabilities (including, from and after the Title Claim Date, the Additional Assumed Liabilities), and (iii) to the fullest extent permitted by Law, any third party Claims asserted against any such Person which arise with respect to the business, assets or operations of the Company (other than any Claims asserted by any party against any Purchaser or its Affiliates under the terms of any of the Transaction Agreements), in each case, regardless of the sole or concurrent negligence or other fault of the Person entitled to indemnification hereunder.

SECTION 6.3.           Indemnification by Abraxas.  From and after the Closing Date, Abraxas shall indemnify and hold the Company and Blue Stone and their respective officers, employees, agents and affiliates harmless against any and all Losses incurred by them resulting from Abraxas’ failure to satisfy or discharge the Retained Liabilities.  The rights to indemnification provided in this Section 6.3 shall apply regardless of the sole or concurrent negligence or other fault of the Person entitled to indemnification hereunder.

SECTION 6.4.           Indemnification Procedures for Third Party Claims.  The following procedures shall be applicable with respect to the indemnification obligations of a party hereunder in respect of any Claims asserted or brought by any third parties, including any present or former employees of any party:

(a)           Promptly after receipt by the party seeking indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of Sections 6.2 or 6.3, the Indemnitee shall give written notice thereof to the party from whom indemnification is to be sought hereunder (the “Indemnitor”); provided, however, that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its indemnification obligations hereunder, unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to the Indemnitor’s defense of such Claim.  In the case of any such Claim brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof at its own cost and expense, with counsel reasonably satisfactory to the Indemnitee, by giving the Indemnitee written notice of its election to do so within 30 days after receipt of the notice provided for in this paragraph (a); provided, however, that the Indemnitor shall not be entitled to assume the defense if the Indemnitee shall have been advised by its counsel that there is one or more legal defenses available to it that are in addition to or in conflict with those available to the Indemnitor.  If the Indemnitor assumes the defense of any such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, unless such settlement does not require any payment or other action on the part of the Indemnitee and includes an unconditional release of the Indemnitee from all liability arising out of such Claim.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 6.4, the Indemnitee shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitee) shall be for the account of the Indemnitee.

(b)           If the Indemnitor shall fail to notify the Indemnitee of its election to assume the defense of any such Claim within the prescribed period of time, or shall not be entitled to assume the defense of any such Claim, then the Indemnitee shall control and conduct the defense of any such Claim, at the cost and expense of the Indemnitor, in which event it may do so in such manner as it may deem appropriate; provided, however, that it shall not settle any Claim which would give rise to liability on the part of the Indemnitor under this Article VI without the prior written consent of the Indemnitor, which shall not be unreasonably withheld. The Indemnitor shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitor) shall be for the account of the Indemnitor.

SECTION 6.5.           Limitation of Losses.  Losses, for purposes of this Article VI, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnitee arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the Purchasers and the Company shall not be entitled to indemnification under this Article VI for, and “Losses” shall not include, loss of profits or other indirect or consequential damages suffered by the Party claiming indemnification, or any special or punitive damages other than indirect, consequential, special or punitive damages suffered by third Persons and actually paid by an Indemnitee pursuant to a Claim.

SECTION 6.6.           Exclusive Remedy. OTHER THAN WITH RESPECT TO CLAIMS FOR TITLE FAILURE (WHICH SHALL BE GOVERNED BY THE PROVISIONS OF SECTION 2.7) AND FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE VI SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE VI.

ARTICLE VII
DEFINITIONS

SECTION 7.1.           Certain Definitions.  For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

“Additional Assumed Liabilities” means any Retained Liabilities of the type described in Section 2.3(b) or (c) to the extent that such Retained Liabilities (i) were either (x) disclosed by Abraxas to the Company pursuant to the Schedules to this Agreement (in sufficient detail to give the Company and the Purchasers a reasonable understanding of the nature and scope of such liabilities) or as a result of the investigation of the Contributed Assets conducted by the Parties or (y) were not actually known to the senior management of Abraxas (including Robert L. G. Watson, Chris E. Williford, Lee T. Billingsley, Stephen T. Wendel, William H. Wallace, Barbara M. Stuckey and David Frazier) as of the Closing Date or Date of Contribution, as applicable (it being understood that this definition shall not be construed to impose any duty on the part of Abraxas to conduct any investigation with respect to the existence or absence of liabilities other than that actually conducted by it prior to the Closing

 Date or Date of Contribution, as applicable), and (ii) are not required to be paid, satisfied or discharged until after the Title Claim Date.

“Applicable Transaction Agreements” means, with reference to a party to this Agreement, all Transaction Agreements to which such party is or is proposed to become a party (as contemplated by such Transaction Agreement).

“Assignment” means an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit A hereto, which such form contains (i) a special warranty of title by, through and under Abraxas, but not otherwise, subject to Permitted Encumbrances, and (ii) an assumption of the Assumed Liabilities.

“Blue Stone Designees” means the members of the Board of the Company designated by Blue Stone in accordance with the Company Agreement.

“Closing Budget” means the budget, for the period from and after the Closing Date until and including December 31, 2010, of capital expenditures proposed to be made, and other costs, expenses and cash outlays proposed to be made in connection with the business activities of the Company during such period.

“Contract” means any written contract, agreement, arrangement, understanding or other instrument or obligation.

“Defensible Title” means such title of Abraxas (or the Company, as the case may be) to any of the Contributed Assets identified in Exhibit B-1 or Exhibit B-2 (as applicable) which:

(a)           subject to Permitted Encumbrances, entitles Abraxas (or the Company) to an undivided interest in all oil, gas and/or other minerals produced from the Net Acres shown in Exhibit B-1 or Exhibit B-2 (as applicable);

(b)           subject to Permitted Encumbrances, entitles Abraxas (or the Company) to receive in the aggregate a Net Revenue Interest in respect of such Contributed Asset equal to or greater than the Net Revenue Interest shown in Exhibit B-1 or Exhibit B-2 (as applicable) of all oil, gas and/or other minerals produced, saved and marketed from such Contributed Asset, except decreases in connection with those operations in which Abraxas (or the Company) may be a nonconsenting co-owner or as otherwise stated in Exhibit B-1 or Exhibit B-2 (as applicable);

(c)           subject to Permitted Encumbrances, obligates Abraxas (or the Company) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Contributed Asset not greater than the Working Interest shown in Exhibit B-1 or Exhibit B-2 (as applicable), except for increases (i) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements and (ii) that are accompanied by at least a proportionate increase in Abraxas’ (or the Company’s) Net Revenue Interest; and

(d)           is free and clear of all Encumbrances, claims, obligations and defects, other than Permitted Encumbrances.

“Diminished Value” means, with respect to any of the Contributed Assets identified in Exhibit B-1 or Exhibit B-2 (as applicable):

(a)           in the case of a complete Title Failure to any such Contributed Asset, the agreed value of such Contributed Asset (or, in the case of any Other Asset, the amount reimbursed to Abraxas by the Company for such asset) as determined in accordance with Section 2.1(d);

(b)           in the event of a partial Title Failure to any such Contributed Asset that reduces the Net Revenue Interest of the Company with respect thereto, (x) the agreed value of the affected Contributed Asset (or, in the case of any Other Asset, the amount reimbursed to Abraxas by the Company for such asset) as determined in accordance with Section 2.1(d), multiplied by (y) a fraction, the numerator of which is the difference between (1) the Net Revenue Interest for such Contributed Asset set forth on Exhibit B-1 or Exhibit B-2 (as applicable), and (2) the actual Net Revenue Interest for such Contributed Asset (after adjusting for such Title Failure), and the denominator of which is the Net Revenue Interest for such Contributed Asset set forth on Exhibit B-1 or Exhibit B-2 (as applicable);

(c)           in the event of a partial Title Failure to any such Contributed Asset that reduces the Net Acres of the Company with respect thereto (to the extent not already adjusted under paragraph (a) above), (x) the agreed value of the affected Contributed Asset (or, in the case of any Other Asset, the amount reimbursed to Abraxas by the Company for such asset) as determined in accordance with Section 2.1(d), multiplied by (y) a fraction, the numerator of which is the difference between (1) the Net Acres for such Contributed Asset set forth on Exhibit B-1 or Exhibit B-2 (as applicable), and (2) the actual Net Acres for such Contributed Asset (after adjusting for such Title Failure), and the denominator of which is the Net Acres for such Contributed Asset set forth on Exhibit B-1 or Exhibit B-2 (as applicable);

(d)           in the event of a Title Failure that is an obligation, Encumbrance, burden or charge upon such Contributed Asset that is undisputed and liquidated in amount, the amount necessary to be paid to remove such Title Failure from the affected Contributed Asset; or

(e)           in the event of a Title Failure that is an obligation, Encumbrance, burden or charge upon or other Title Failure to the affected Contributed Asset of a type not described in paragraphs (a), (b), (c) or (d) above, an amount to be determined on an equitable basis and after taking into account the agreed value of such Contributed Asset (or, in the case of any Other Asset, the amount reimbursed to Abraxas by the Company for such asset) as determined in accordance with Section 2.1(d), the legal effect of the Title Failure, the potential economic effect of the Title Failure and such other factors as are necessary to make a proper evaluation thereof.

“Encumbrance” means any Lien of any kind or character affecting title.

“Environmental Law” means any applicable United States federal, state or local Law relating to pollution, contamination of soils or groundwater, protection of the environment or protection of biological or cultural resources as in effect as of the date of this Agreement, including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation

Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j.

“Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests, and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of such limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

“Harmful Substances” means any toxic or hazardous pollutant, contaminant, chemical, waste, material or substance defined by any Environmental Law, that causes injury to the environment and subjects the Company to costs or liability under any applicable Environmental Law, and specifically includes: (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) PCBs; and (iv) asbestos or asbestos-containing materials.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Investment” means, with respect to any Person, any payment, loan, advance or contribution of any amount to any other Person or any agreement or commitment to do any of the foregoing, and in any event shall include (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, Equity Securities or other securities or ownership interests (including joint venture interests) and (ii) any capital contribution to any other Person.

“Leases” means oil, gas and mineral leases or, if the context requires, the oil, gas and mineral leases included in the Contributed Assets.

“Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or security agreement or arrangement of any kind or character whatsoever in respect of such properties or assets.

“Master Services Agreement” means the Master Services Agreement attached hereto as Exhibit C, entered into as of the date hereof by and between the Company and Blue Stone, pursuant to which Blue Stone will provide certain administrative and other services to the Company, and the Company will bear the costs and expenses incurred by Blue Stone in providing such services to the Company.

“Net Acres” means, as computed separately with respect to each Lease, (i) the number of gross acres in the lands covered by such Lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (iii) the Company’s Working Interest in such Lease.

“Net Revenue Interest” means the percentage interest in and to all production of oil, gas and other minerals saved, produced and sold from any well or lease after giving effect to all valid lessors’ royalties, overriding royalties, nonparticipating royalties, production payments and/or other similar burdens on or measured by the production of oil and gas.

“Operating Agreement” means the Operating Agreement attached hereto as Exhibit D, entered into as of the date hereof by and between the Company and Abraxas Petroleum, pursuant to which Abraxas Petroleum will be designated as the operator of the Company’s oil and gas properties.

“Permitted Encumbrances” means any of the following:

(a)           lessors’ royalties, overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Abraxas’ (or the Company’s) Net Revenue Interest below that shown in Exhibit B-1 or Exhibit B-2 (as applicable) or increase Abraxas’ (or the Company’s) Working Interest above that shown in Exhibit B-1 or Exhibit B-2 (as applicable) without a corresponding increase in the Net Revenue Interest;

(b)           all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases, including provisions for penalties, suspensions or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce Abraxas’ (or the Company’s) Net Revenue Interest below that shown in Exhibit B-1 or Exhibit B-2 (as applicable) or increase Abraxas’ (or the Company’s) Working Interest above that shown in Exhibit B-1 or Exhibit B-2 (as applicable) without a corresponding increase in the Net Revenue Interest;

(c)           preferential purchase rights which have been waived or with respect to which the appropriate time periods for asserting the rights have expired;

(d)           third-party Consent requirements and similar restrictions with respect to which waivers or Consents are obtained from the appropriate parties prior to the Closing Date or for which the appropriate time period for asserting the right has expired;

(e)           Liens for taxes or assessments that are not yet due or not yet delinquent or, if delinquent, are not material and are being contested in good faith by appropriate Proceedings;

(f)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, are not material and are being contested in good faith by appropriate Proceedings;

(g)           all requirements that Consents be obtained, by required notices to, filings with, or other actions by Governmental Authorities in connection with the contribution, transfer and conveyance of the Leases, if such consents are customarily obtained subsequent to the transfer and conveyance;

(h)           rights of reassignment arising upon final intention to abandon or release the properties covered by the Leases, or any of them;

(i)           easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

(j)           all rights reserved to or vested in any Governmental Authority to control or regulate any of the properties covered by the Leases in any manner and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(k)           any Encumbrances, claims, obligations or defects identified in Schedule 7.1 (which Schedule states whether or not any items listed thereon are intended to be Permitted Encumbrances for purposes of determining whether a Title Failure has occurred and for purposes of the rights and remedies of the Company under Section 2.7); or

(l)           any other Encumbrances, claims, obligations or defects which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Lease subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating similar Leases.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

“Rivington” means Rivington Capital Advisors, LLC, or if provided in a written notice to the Members by Rivington Capital Advisors, LLC, its wholly owned subsidiary, Rivington Securities, LLC.

“Securities” means the Interests to be acquired by the Purchasers from the Company pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity (i) of which Equity Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity or having the right to receive more than 50% of the distributions to be made by such corporation, partnership or other entity (either generally or upon liquidation of such corporation, partnership or other entity) are at the time owned by such Person or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries by such Person.

“Taxes” means all taxes, including income tax, surtax, margin tax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, ad valorem tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or addition thereto.

“Title Claim Date” means February 18, 2012.

“Title Failure” means the failure of the representation set forth in Section 2.6 to be true and correct on the Closing Date or the Date of Contribution, as applicable; provided, however, that if Abraxas is not able to acquire and contribute to the Company, no later than December 31, 2010, Additional Contributed Assets which, when added to the Initial Contributed Leases, total 8,333 Net Acres, there shall be deemed to have occurred, for purposes of Section 2.7 (and the related definition of the term Diminished Value), Title Failure with respect to the resulting shortfall as of December 31, 2010 in the number of Net Acres included in the Initial Assets.

“Transaction Agreements” means this Agreement, the Company Agreement, the Operating Agreement, the Master Services Agreement and any other documents to be executed and delivered in connection with the consummation of the transactions contemplated hereby (including the Assignments and Bills of Sale and other instruments to be executed pursuant to Article II).

“Transactions” means the transactions contemplated by the Transaction Agreements or, to the extent such term is used with reference to a specific party, the transactions to be consummated by such party pursuant to the Applicable Transaction Agreements.

“Working Interest” means the percentage interest in the full and entire fee and leasehold estate in any property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties, nonparticipating royalties, production payments and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

SECTION 7.2.                        Other Defined Terms.

Each of the terms in the table below has the meaning set forth in the provision of this Agreement identified opposite such term in such table.  All other capitalized terms used herein without definition have the respective meanings assigned to them in the Company Agreement.

Term                                                          Provision

Abraxas                                                      Introductory paragraph
Abraxas Operating                                   Introductory paragraph
Abraxas Petroleum                                   Introductory paragraph
Additional Contributed Assets             Section 2.1(c)
Agreement                                                 Introductory paragraph
Assumed Liabilities                                 Section 2.2
Blue Stone                                                 Introductory paragraph
Closing                                                      Section 1.2(a)
Closing Date                                             Section 1.2(a)
Company                                                   Introductory paragraph
Company Agreement                              Recitals
Consent                                                     Section 3.3

Contributed Assets                                  Section 2.1(a)
Date of Contribution                                Section 2.1(c)
Excluded Assets                                       Section 2.1(f)
Excluded Property                                    Section 2.1(f)(iii)
Excluded Well Bores                                Section 2.1(f)(i)
Indemnitee                                                 Section 6.4(a)
Indemnitor                                                 Section 6.4(a)
Initial Assets                                             Section 2.1(a)
Initial Contributed Assets                       Section 2.1(a)(i)
Losses                                                        Section 6.2
NORM                                                        Section 2.9
Other Assets                                             Section 2.1(c)
Purchasers                                                 Introductory paragraph
Retained Liabilities                                   Section 2.3
Subject Area                                              Section 2.1(a)
Subject Capital Contribution                   Section 8.2(c)
ARTICLE VIII
MISCELLANEOUS

SECTION 8.1.         Publicity.  Except as permitted by this Section 8.1, each party agrees to keep the terms of this Agreement confidential.  Each party agrees that it will not make any press release or other form of public announcement with respect to the Transactions without the approval of the other parties except as required by Law or the rules and regulations of any self regulating organization.  The parties shall promptly advise and cooperate with each other prior to issuing, or permitting any of its officers, directors, partners, managers, members, employees or agents to issue, any press release or other form of public announcement with respect to the Transactions.  The parties acknowledge and agree that Abraxas Petroleum has determined that it is required to file a Current Report on Form 8-K with the Securities and Exchange Commission relating to the Transactions and that, at the time of or after the filing of such report, Abraxas Petroleum may be obligated and (if it determines in its sole discretion that it is so obligated) shall be permitted to file the Company Agreement and this Agreement as exhibits to one or more periodic reports to be filed by it with the Securities and Exchange Commission.  Abraxas shall give Blue Stone a reasonable opportunity to review and comment on such Current Report on Form 8-K prior to the time it is filed with the Securities and Exchange Commission.

SECTION 8.2.         Fees and Expenses.

(a)           The Company shall promptly pay or reimburse the Purchasers for all Transaction Expenses in accordance with Section 12.3 of the Company Agreement.

(b)           In addition to any Transaction Expenses to be paid or reimbursed to Abraxas pursuant to Section 12.3 of the Company Agreement, the Company shall reimburse Abraxas for all actual out-of-pocket costs and expenses incurred by Abraxas with respect to (i) title opinions (and landman services related to such opinions) relating to the Initial Contributed Assets located in Atascosa County, (ii) title opinions (and landman services related to such opinions) relating to the Additional Contributed Assets (in each case, as evidenced by reasonable supporting documentation provided to and approved by the Blue Stone Designees), and (iii) the acquisition by Abraxas of any Other Assets.  Out-of-pocket costs and expenses incurred by Abraxas with respect to title opinions (and landman services related to such opinions) shall only be reimburseable to the extent provided in this Agreement, and  shall not be considered Transaction Expenses reimbursable pursuant to paragraph (a) above or Section 12.3 of the Company Agreement.

(c)           On each date upon which Blue Stone makes a Capital Contribution to the Company in respect of its initial Capital Commitment in the amount of $75,000,000 as set forth in the Company Agreement as of the date hereof and without giving effect to any increase in such Capital Commitment at any time in the future or to the extent such Capital Contribution (each, a “Subject Capital Contribution”), or as soon thereafter as reasonably practicable, the Company shall pay a financial advisory fee to Rivington in an amount equal to 4% of such Subject Capital Contribution, by wire transfer of immediately available funds (to such account as shall be designated in advance by Rivington).  From and after the date hereof, the Company shall notify Rivington of any Capital Call that would result in any Subject Capital Contribution so that Rivington may provide the Company with an invoice and appropriate payment instructions with respect to any financial advisory fee payable pursuant to this paragraph (c).

SECTION 8.3.         Notices.  All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by Electronic Transmission.  All notices and other communications that are addressed as provided in or pursuant to this Section 8.3 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by Electronic Transmission, upon receipt thereof.  Notices shall be delivered to the parties at the addresses set forth below:

if to the Company:

Blue Eagle Energy, LLC
475 Seventeenth Street
Suite 1200
Denver, Colorado  80202
Attention:  Kyle R. Miller and Board of Managers
Phone:  (303) 292-0949
Facs:  (303) 898-6505

                                if to Abraxas:

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
Attention:  Robert L. G. Watson
Phone:  (210) 490-4788
Facs:  (210) 918-6675

if to Blue Stone:

Blue Stone Oil & Gas, LLC
475 Seventeenth Street
Suite 1200
Denver, Colorado  80202

Attention:  Kyle R. Miller and Executive Committee
Phone:  (303) 292-0949
Facs:  (303) 898-6505

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

SECTION 8.4.         Amendment; Waivers.  This Agreement may be amended only by a written instrument duly executed and delivered by or on behalf of each of the parties. Compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same.  No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 8.5.         Parties in Interest; Assignment.  This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and the other Persons entitled to indemnification under the terms of Article VI and their respective successors, assigns and legal representatives.  Neither this Agreement nor any rights or obligations hereunder may be assigned by any party, without the prior written consent of each of the other parties hereto.

SECTION 8.6.         No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and the other Persons who are entitled to indemnification under the terms of Article VI, any legal or equitable right, remedy or Claim under or in respect of this Agreement or any provision contained herein.

SECTION 8.7.         Severability.  In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all other terms and provisions of this Agreement shall not be affected.

SECTION 8.8.         Rules of Construction.  The Article and Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Agreement.  In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require.  All references herein to dollar amounts are in United States dollars.  The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement generally and not to any one Article or Section of this Agreement, unless the context otherwise requires and the terms “include” or “including” or similar derivations are without limitation. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has had the benefit of the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its preparation by such party.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

SECTION 8.9.         Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with the other Transaction Agreements, constitute the entire agreement and understanding between the parties with respect to the Transactions and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.

SECTION 8.10.       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to any principles of conflicts of laws that would require the application of the Laws of any other jurisdiction.

SECTION 8.11.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by Electronic Transmission of a facsimile thereof (including a “.pdf” format data file), such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile were an original signature.

SECTION 8.12.       Existing Joint Operating Agreements. The Parties acknowledge that some of the Initial Contributed Assets are subject to existing joint operating agreements.  To the extent that such agreements require the maintenance of uniform interest, Abraxas shall obtain a waiver to such requirement from the relevant parties within 15 days after Closing.  To the extent that such agreements pertain to all depths and the corresponding Initial Contributed Assets include only the Eagle Ford Shale, Abraxas shall, with respect to the Eagle Ford Shale, (i) resign as operator thereunder and (ii) obtain amendments to such agreements naming the Company as successor operator within 15 days after Closing.

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